Exhibit 10.8

REDEMPTION AGREEMENT

GIPIL 525 S PERRYVILLE RD, LLC

THIS REDEMPTION AGREEMENT (this “Agreement”) by and between GIPIL 525 S PERRYVILLE RD, LLC, a Delaware limited liability company (the “Company”) and Richard N. Horrnstrom, an individual (the “Redeemed Member”). Unless otherwise defined herein, any capitalized term referred to herein shall have the meaning ascribed to such term in that Limited Liability Company Agreement of the Company entered into August 2, 2021 (the “JV Agreement”).

WHEREAS, the Redeemed Member has made the election, pursuant to Section 10.01(a) of the JV Agreement, for the Company to redeem its entire Membership Interest for the amount set forth below and pursuant and subject to the terms and provisions of this Agreement; and

WHEREAS, the Redeemed Member is entering into this Agreement to undertake and consummate the Redemption on the terms and provisions provided for herein.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Redeemed Member and the Company agree as follows:

Section 1. The Redemption; Distribution of Redemption Price. The Redemption of the Redeemed Member’s Membership Interest shall occur on the date hereof and within ten (10) days of the date hereof, the Company shall distribute to the Redeemed Member an amount equal to the Redemption Price (the “Redemption Distribution Amount”) in cash, which the parties hereto have determined is Seven Hundred Seven Thousand Seven Hundred Eighty and 51/100 Dollars ($707,780.51), in complete redemption and liquidation of, and in exchange for, the Redeemed Member’s entire Membership Interest (and, thus, the Redeemed Member’s entire membership and beneficial ownership interest in and to the Company) which the Redeemed Member shall deliver to the Company free and clear of any and all liens, claims and encumbrances. The Redeemed Member hereby acknowledges and agrees that as of the execution of this Agreement, except for the payment of the Redemption Distribution Amount, the Redeemed Member shall not, and no longer, have any right, title, interest, entitlement or claim in or to any distributions, fees, profits, income, gains, payments, reimbursements, compensation, salary or other amounts or otherwise any of the assets, property and rights from, of and/or held or owned directly or indirectly by the Company or any direct or indirect subsidiary or affiliate of the Company and, further, the Redeemed Member shall no longer have any powers or rights (including, without limitation, any consent, approval, management, enforcement, termination, removal or control right or power or any right or power to propose or approve any amendment) under, to or with respect to the Company or the JV Agreement. With respect to the terms of the Redemption, this Section 1 shall supersede Section 10.01 of the JV Agreement.

Section 2. Intentionally Blank.

Section 3. Representations and Warranties of Redeemed Member. The Redeemed Member hereby represents and warrants to the Company and GIPLP that as of the date hereof and through and including the closing of the Redemption, as follows:

3.1
Authority and Enforceability. The Redeemed Member has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Redeemed Member, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally. No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the Redeemed Member of this Agreement.

3.2
Existence and Good Standing. The Redeemed Member is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has full limited liability company power and authority under its organizational documents to own its property and to carry on its business as is now being conducted.

3.3
Limited Liability Company Interests. The Redeemed Member owns its Membership Interest free and clear of any and all liens, claims and encumbrances.

3.4
No Insolvency; Bankruptcy; Dissolution/Liquidation. (a) The Redeemed Member has not made (and does not anticipate having to make) any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy; (b) no bankruptcy petition has been filed or presented against the Redeemed Member and the Redeemed Member is not otherwise subject to any bankruptcy, insolvency or similar type of proceeding or action (and the Redeemed Member does not currently anticipate any such petition being filed or presented against it or otherwise becoming subject to any such proceeding or action); and (c) no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Redeemed Member (and the Redeemed Member does not currently anticipate that any such order or resolution shall be made or passed).

3.5
No Event of Default Under JV Agreement or other agreement. The Redeemed Member has not breached, and/or is not in default under, the JV Agreement or any other agreement or arrangement to which it is subject or a party and that no distribution, fee, reimbursement or other amount is owed or payable to the Redeemed Member under the JV Agreement and/or otherwise by the Company or any direct or indirect subsidiary or affiliate of the Company.

Section 4. Deliveries.

4.1
Documents to be executed and deliveries to be made by the Redeemed Member in connection with Redemption. As a condition to the undertaking and consummation of the

Redemption, the Redeemed Member, and unless waived by the Company (by the Manager, and only the Manager, acting for the Company) in its sole discretion, the Redeemed Member shall deliver to the Company:

(a)	this Agreement fully and duly executed and dated by the Redeemed Member;
(b)

a fully and duly executed affidavit complying with the provisions of Section 1446(f) of the Internal Revenue Code and reasonably acceptable to the Company certifying that the Redeemed Member is not a foreign person;

(c) (d)

certified copies of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

such other and additional certificates, agreements and documents as the Company shall reasonably request.

4.2
Documents to be executed and deliveries to be made by the Company in connection with Redemption. As a condition to the undertaking and consummation of the Redemption, the Company, and unless waived by the Redeemed Member in its sole discretion, the Company shall deliver to the Redeemed Member this Agreement fully and duly executed and dated by the Company.

Section 5. Indemnification.

5.1
Indemnification Obligations. From and after the Redemption, the Redeemed Member shall indemnify, defend and hold the Company and GIPLP harmless from and against any and all costs, losses and damages incurred by any of them, arising out of, or in connection with, the following: (a) any misrepresentation or breach of any warranty made by the Redeemed Member in this Agreement or any certificate, agreement, instrument or document delivered pursuant hereto; or (b) any breach by the Redeemed Member of any covenant, agreement or obligation, which is contained in this Agreement or any certificate, agreement, instrument or document delivered by the Redeemed Member pursuant hereto.

5.2
Survival of Obligations. The obligations of the Redeemed Member to indemnify, defend and hold harmless pursuant to this Section 5 shall survive execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 6. Remedies. Except as otherwise provided herein, the rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies which a party hereto may otherwise have at law or in equity. Nothing herein shall be construed to require any party hereto to elect among remedies.

Section 7. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or statement delivered pursuant hereto shall survive the consummation and closing of the Redemption and the other transactions contemplated hereby.

Section 8. Tax. The tax implications and consequences of the Redemption shall be as provided in the JV Agreement and applicable tax law.

Section 9. Miscellaneous.

9.1
Notice. Any notice, payment, demand or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, registered mail, return receipt requested, (iii) transmitted by fax or e-mail, or (iv) delivered by nationally/internationally recognized overnight courier, to the corresponding address as it appears in Schedule A of the JV Agreement, or to such other address as a Person may from time to time specify by notice to the Members.

9.2
Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect and enforceable in accordance with its terms.

9.3
Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

9.4
Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

9.5
Entire Agreement/Amendment/Counterparts. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter hereof and no party hereto shall be entitled to other benefits than those specified herein, other than the JV Agreement and the provisions thereof (including, without limitation, the provisions of Section 10.01), provided that in the event of any conflict between Section 1 of this Agreement and the JV Agreement, this Agreement shall prevail. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. In entering into this Agreement, no party is relying on any statement, representation, warranty or agreement except for the statements, representations, warranties and agreements expressly set forth in this Agreement. This Agreement may be executed in two or more counterparts, including facsimile or pdf counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

9.6
Intentionally Blank

9.7
Waiver of Breach. The waiver by any party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provisions hereof.

9.8
Choice of Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Any disputes arising out of this Agreement or otherwise in relation to the Company shall be adjudicated exclusively in the federal and state courts sitting in Hillsborough County, Florida, with appeal rights to the appropriate appellate courts. Each party hereto hereby agrees that service of process in any such proceeding may be made by giving notice by certified mail to such party at the place set forth in Section 9.1 herein.
9.9
Intentionally Blank.

9.10
Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.

9.11
Exclusivity. This Agreement is for the exclusive benefit of the parties and their respective permitted successors and assigns hereunder and that nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any right, remedies, obligations or liabilities under or by reason of this Agreement, except as may expressly be provided in this Agreement (including GIPLP as regard to the representations and warranties made to it pursuant to Section 3 hereof and the provisions of Section 5 hereof).

9.12
Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by any party to this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld by such other party in its sole and absolute discretion.

9.13
Rule of Construction. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

9.14
Further Assurances. Each party shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement promptly upon reasonable request from any other party.

9.15
Provisions of this Agreement and JV Agreement. For the avoidance of doubt, each party hereto hereby acknowledges and agrees that the provisions of this Agreement and Section 10.01 of the JV Agreement shall be interpreted and read together and applied in a manner that the Manager reasonably determines would give effect to all of such provisions, with neither this Agreement nor the JV Agreement having priority over the other except as specifically set forth herein.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

COMPANY:

GIPIL 525 S PERRYVILLE RD, LLC

By: Generation Income Properties, L.P., its Manager

By: Generation Income Properties, Inc.,

a Maryland corporation,

its General Partner

By: _/s/ David Sobelman__________________________

David E. Sobelman, its Chief Executive Officer

REDEEMED MEMBER:

/s/ Richard Hornstrom ____________________________________

Richard N. Hornstrom

Date: August 8, 2023

[Signature Page to Redemption Agreement-GIPIL 525 S Perryville Rd, LLC (Richard N. Hornstrom)]